Script for Alamo and Matrix Incoming Calls


     On October 14, 2003, the shareholder meeting was called to order with a quorum present in person or by proxy. The proxy holders indicated they had received proxies to vote a majority of the shares in favor of the proposed reorganization of the Fund, and that approximately 88% of all shares voting were in favor of the proposal.

     The meeting was adjourned for thirty days to allow the preparation and distribution to shareholders of supplemental information regarding the widely publicized regulatory inquiries into certain trading practices of the mutual fund industry, some of which allegedly involved funds managed by Strong Capital Management.

     You will receive the supplemental information as soon as it becomes available. If you have not voted your shares you can do so at any time. As always, you are free to change your vote.